UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2017 (July 13, 2017)

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On July 13, 2017, Fifth Street Management LLC (“FSM”), Oaktree Capital Management, L.P. (“Oaktree”), Fifth Street Asset Management Inc. (“FSAM”) (solely for the purposes set forth therein) and Fifth Street Holdings L.P. (“FSH”) (solely for the purposes set forth therein) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”).

At the closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”), and upon the terms and subject to the conditions set forth therein, FSM will sell, convey, assign and transfer to Oaktree and Oaktree will purchase, acquire and accept from FSM all of FSM’s right, title and interest in specified business records with respect to FSM’s existing investment advisory agreements with each of Fifth Street Finance Corp. (“FSC”) and Fifth Street Senior Rate Floating Corp. (“FSFR”, and together with FSC, the “BDCs”) for a purchase price of $320 million in cash. Oaktree will also acquire intellectual property used exclusively in these business records, and any goodwill associated with the investment advisory business conducted by FSM pursuant to these investment advisory agreements. The Asset Purchase Agreement also provides for the entry by Oaktree into new investment advisory agreements with each of FSC and FSFR. The shares of common stock of FSC and FSFR owned by FSH and Len Tannenbaum are not included in the transaction.

The Asset Purchase Agreement contains various customary representations and warranties from each of FSM, FSH, FSAM and Oaktree. FSM has also agreed to various customary covenants, including but not limited to conducting its business in the ordinary course and not engaging, or allowing its controlled affiliates to engage, in certain types of transactions during the period between the execution of the Asset Purchase Agreement and the Closing.

FSAM has also agreed not to discuss competing proposals with, or solicit competing proposals from, third parties, subject to exceptions that allow FSAM under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited written competing proposals. The board of directors of FSAM (the “Board of Directors”) has the ability to change its recommendation of the asset sale to Oaktree (any such change, as well as certain other actions, an “Adverse Recommendation Change”) in respect of a bona fide unsolicited written competing proposal that constitutes a superior proposal or in respect of intervening events not known to the Board of Directors prior to the execution of the Asset Purchase Agreement. In each such case, the Board of Directors must determine that the failure to do so would be inconsistent with its fiduciary duties under applicable law and FSAM must comply with certain requirements to provide notice to Oaktree of such determination and provide Oaktree with the opportunity to revise the terms of the Asset Purchase Agreement.

FSAM and FSM have also agreed not to permit any of their respective controlled affiliates to enter into or otherwise obtain any tail or similar insurance policy that provides for joint coverage of FSAM and its affiliates, on the one hand, and any of FSC, FSFR or their respective affiliates, on the other hand, other than any such policy that limits coverage solely to claims arising from acts or occurrences taking place prior to the Closing in connection with or relating to the business and securities of the BDCs or investment advisory, administrative or other services provided by FSAM or its controlled affiliates to or on behalf of the BDCs, subject to certain limitations. FSM and FSH have agreed to reimburse to the BDCs a portion of the premium cost of any such policy in excess of $4.5 million at FSC and $1.5 million at FSFR.

FSM and Oaktree have agreed to use commercially reasonable efforts to facilitate (i) the appointment of Oaktree as the new investment adviser of each of the BDCs and the approval by the respective boards of directors of the BDCs of such appointment and recommendation to stockholders of each BDC that they vote to approve such investment advisory agreements, (ii) the appointment or election of four director nominees to the board of directors of each of the BDCs and (iii) the calling of a special meeting of stockholders of each BDC to vote on and approve the actions described in the aforementioned clauses (i) and (ii). FSM has also agreed to recommend to the boards of directors of the BDCs to approve the proposed new investment advisory agreements with Oaktree and to use commercially reasonable efforts to facilitate the election of the four director nominees contemplated by the Asset Purchase (the “New Director Nominees”) to the board of directors of each of FSC and FSFR (the approvals described here and in the aforementioned clause (iii), collectively, the “BDC Stockholder Approvals”). Each of FSM and Oaktree has also agreed to use commercially reasonable efforts to facilitate the BDCs’ preparation and filing of proxy materials in connection with such special meeting of stockholders and to share the cost of the first $1.5 million aggregate of such expenses together with FSAM’s proxy solicitation expenses and HSR filing fees. FSM will reimburse all other proxy expenses of the BDCs. FSM has agreed not to withdraw, modify or qualify its recommendation to the boards of directors of each of FSC and FSFR in a manner adverse to Oaktree or otherwise make public statements contrary to such recommendation without such withdrawal, modification, qualification or statement being a “Seller Adverse Recommendation Change.”

From and after the Closing, FSM and FSH have agreed to indemnify Oaktree, its affiliates and its and their respective representatives (the “Buyer Indemnified Parties”) from liability or losses resulting from (i) “Buyer Specified Losses” (described below), (ii) the breach of any covenant of FSM, FSAM or FSH in connection with the Asset Purchase Agreement and (iii) any excluded liability under the Asset Purchase Agreement, subject to a cap of $32 million and with sole recourse to a $32 million purchase price escrow. Oaktree may seek indemnification for attorneys’ fees and consequential damages within this cap up to an amount of $22 million. The Buyer Indemnified Parties’ right to such indemnification survives through December 20, 2019, after which time remaining amounts in the escrow account will be released to FSM. “Buyer Specified Losses” are calculated on the basis of prospective management fees (based on a 15x multiplier) deemed lost by Oaktree as a result of declines of net asset value (“NAV”) with respect to FSC or FSFR (subject to an initial threshold of a decline of 7.5% of NAV, as of March 31, 2017, at a BDC) which were directly caused or were the reasonably foreseeable result of a breach of a representation or warranty of FSM, FSAM or FSH in the Asset Purchase Agreement.

FSM and FSH have also agreed to indemnify each of FSC and its Subsidiaries (“FSC Indemnified Parties”) and FSFR and its Subsidiaries (“FSFR Indemnified Parties”, and together with FSC Indemnified Parties, the “BDC Indemnified Parties”) against (i) all costs and out-of-pocket expenses incurred by the BDCs and their subsidiaries in connection with existing examinations and investigations by the U.S. Securities Exchange Commission (the “SEC”) and (ii) related fees, fines, monetary penalties, deductibles and disgorgements ordered by the SEC to be paid by the BDCs, net of any disgorgements paid by FSM to the BDCs and insurance recoveries received by the BDCs (“BDC Net Losses”). The primary source of recourse of SEC investigation-related costs and expenses is a $10 million purchase price escrow. Any SEC investigation-related costs and expenses in excess of $10 million and any BDC Net Losses may also be satisfied against shares of FSC common stock and shares of FSFR common stock owned by FSH and pledged pursuant to the pledge agreements (which are described below). Oaktree’s right to such indemnification survives through the date that is 45 days after all SEC investigations have been settled or it is confirmed by the SEC that the BDCs are not under investigation (subject to extension for any pending claims against directors and officers of the BDCs where such directors remain entitled to indemnification coverage from the BDCs), after which time remaining amounts in the escrow will be released to FSM and the stock pledges will terminate.

From and after the Closing, Oaktree shall indemnify FSM, FSAM, FSH and their respective affiliates and representatives (collectively, the “Seller Indemnified Parties”) from liability or losses arising out of or resulting from (i) any losses in connection with the costs and expenses incurred by the Seller Indemnified Parties in defending against claims arising after the Closing that relate to the investment advisory business acquired by Oaktree and (ii) the breach of any representation, warranty and covenant of Oaktree that is to be performed prior to the Closing.

The Asset Purchase Agreement contains customary termination rights, including the right of either FSM or Oaktree to terminate the Asset Purchase Agreement if the Closing has not occurred on or prior to December 31, 2017 or if FSAM stockholders have not approved the Asset Purchase Agreement prior to such date. Oaktree may also terminate the Asset Purchase Agreement following an Adverse Recommendation Change, a Seller Adverse Recommendation Change, or if FSM, FSAM or FSH, as applicable, materially breach their respective obligations to (i) file with the SEC a proxy statement for use in connection with the meeting of stockholders of FSAM and (ii) duly call, give notice of, convene and hold such meeting to vote on the approval of the Asset Purchase Agreement and the transactions contemplated thereby.

The Asset Purchase Agreement provides that FSM will reimburse Oaktree’s reasonable and documented transaction expenses up to a cap of $3.5 million if the Asset Purchase Agreement is terminated because either (x) FSAM, FSH or FSM have materially breached their representations, warranties or covenants in such a manner that the conditions to closing cannot be satisfied or (y) the Closing has not occurred on or prior to December 31, 2017 and, in either case, approval of the stockholders of FSAM, FSC or FSFR had not been obtained. Further, if FSAM’s board of directors had changed its recommendation to stockholders regarding the BDC Stockholder Approvals, then in lieu of such expense reimbursement, FSM will be required to pay Oaktree a termination fee of $9.2 million.

In addition, FSM must pay a $9.2 million termination fee to Oaktree if Oaktree terminates the Asset Purchase Agreement following an Adverse Recommendation Change, a Seller Adverse Recommendation Change, or if FSM, FSAM or FSH, as applicable, materially breach their respective obligations to (i) file with the SEC a proxy statement for use in connection with the meeting of stockholders of FSAM, (ii) duly call, give notice of, convene and hold such meeting to vote on the approval of the Asset Purchase Agreement and the transactions contemplated thereby or (iii) not to discuss competing proposals with, or solicit competing proposals from, third parties, subject to exceptions that allow FSAM under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited written competing proposals. Finally, if the Asset Purchase Agreement is terminated because either (x) FSM has materially breached its representations, warranties or covenants in such a manner that the conditions to closing cannot be satisfied or (y) FSAM stockholder approval was not obtained on or prior to December 31, 2017 and, within 12 months of termination, FSAM or its affiliates enter into a “Competing Transaction” whereby any person or entity (other than Oaktree or any of its affiliates) offers to purchase or otherwise acquire more than 50% of (i) the assets of FSAM or FSM, (ii) the equity of FSM or (iii) the issued and outstanding shares of Class A common stock of FSAM or shares of FSAM common stock representing more than 50% of the voting power of all issued and outstanding FSAM common stock or effectuate an assignment or novation of, or similar transaction involving, the existing investment advisory agreements, which is subsequently consummated, then FSM must pay a $9.2 million termination fee to Oaktree (net of any prior expense reimbursement paid by FSM).

Consummation of the proposed transaction is subject to certain conditions, including the approval of the respective stockholders and boards of directors of FSAM, FSC and FSFR. Further conditions include the absence of any law or order restraining the proposed transaction, the termination or expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, at least 75% of the members of the BDCs’ respective boards of directors not being “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of Oaktree or FSM, certain waivers and consents that have been obtained from lenders and joint venture partners to the BDCs remaining in full force and effect, no default occurring under specified debt facilities of the BDCs, the NAV of each of FSC and FSFR not being less than 80% of the NAV for such BDC as of March 31, 2017, the election of the New Director Nominees to the board of directors of each of FSC and FSFR, no material adverse effect having occurred with respect to FSM’s business development company investment advisory business, the repayment in full of certain debentures by and between FSC and the U.S. Small Business Administration and obtaining a payoff letter with respect to FSH’s current loan facility with Sumitomo Mitsui Banking Corporation pursuant to the Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among FSH, certain subsidiaries of FSH, Sumitomo Mitsui Banking Corporation, Cortland Capital Market Services LLC and each of the lenders from time to time party thereto (which will be paid off concurrently with the Closing).

The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants of FSM, FSAM, FSH and Oaktree contained in the Asset Purchase Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Asset Purchase Agreement, (ii) have been qualified by (a) matters specifically disclosed in FSAM’s and the BDCs’ respective filings with the SEC filed or furnished since January 1, 2015 and (b) confidential disclosures made in the disclosure schedules delivered in connection with the Asset Purchase Agreement, (iii) are subject to materiality qualifications contained in the Asset Purchase Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the Asset Purchase Agreement and (v) have been included in the Asset Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Asset Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Asset Purchase Agreement, and not to provide investors with any other factual information regarding FSM, FSAM, FSH, Oaktree or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of FSM, FSAM, FSH, Oaktree or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in FSAM’s public disclosures.

Voting Agreements

Concurrently with the execution of the Asset Purchase Agreement, (i) each of FSH, Leonard M. Tannenbaum (“Mr. Tannenbaum”), Leonard M. Tannenbaum Foundation (the “Tannenbaum Foundation”), Tannenbaum Family 2012 Trust (the “Tannenbaum Trust”), 777 West Putnam Avenue LLC (“777 West Putnam”) and Oaktree entered into a voting agreement (“FSC Voting Agreement”), dated as of July 13, 2017, with respect to the stockholdings of each of FSH, Mr. Tannenbaum, the Tannenbaum Foundation, the Tannenbaum Trust and 777 West Putnam in FSC and (ii) each of FSH, Mr. Tannenbaum, the Tannenbaum Foundation, the Tannenbaum Trust and Oaktree entered into a voting agreement (“FSFR Voting Agreement”), dated as of July 13, 2017, with respect to the stockholdings of each of FSH, Mr. Tannenbaum, the Tannenbaum Foundation and the Tannenbaum Trust in FSFR (the FSC Voting Agreement and the FSFR Voting Agreement are collectively referred to as the “Voting Agreements”). Pursuant to the Voting Agreements, each of the aforementioned stockholders of FSC and FSFR agreed to vote their shares of BDC common stock in favor of the BDC Stockholder Approvals and otherwise at the direction of Oaktree.

Each Voting Agreement terminates upon the earliest of Oaktree no longer advising the applicable BDC, such time when a stockholder no longer owns shares of common stock of the applicable BDC or the termination of the Asset Purchase Agreement. If the Asset Purchase Agreement terminates under certain circumstances where FSAM stockholder approval has not been obtained, then each Agreement will not terminate until 6 months after the termination of the Asset Purchase Agreement.

Each stockholder will not transfer shares of BDC common stock prior to the Closing. Following the Closing, subject to a right of first refusal for the benefit of Oaktree, a stockholder may transfer BDC common stock to third parties (these transfers are subject to volume restrictions outside of transfers to certain specified institutional investors).

The foregoing description of the Voting Agreements and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Voting Agreements, copies of which are filed as Exhibits 1.2 (FSC) and 1.3 (FSFR) to this Current Report on Form 8-K and are incorporated herein by reference.

Pledge Agreements

At the Closing, FSH will enter into pledge agreements with respect to $35 million of shares of FSC common stock and $10 million of shares of FSFR common stock to secure indemnification obligations of FSM and FSH relating to BDC Net Losses and certain SEC investigation-related legal costs and expenses of the BDCs as discussed under the heading of “Asset Purchase Agreement” above.

Reimbursement Letter

On July 13, 2017, concurrently with the execution of the Asset Purchase Agreement, FSM entered into a letter agreement with Oaktree pursuant to which FSM agreed to reimburse up to $5 million of Oaktree’s transaction expenses incurred in connection with the negotiation, execution and delivery of the Asset Purchase Agreement and the performance by Oaktree of its obligations thereunder if, and at the time, the Closing occurs.

Noncompetition and Nonsolicitation Agreement

Concurrently with the execution of the Asset Purchase Agreement, FSAM and Oaktree entered into a Noncompetition and Nonsolicitation Agreement, dated as of July 13, 2017, pursuant to which, for a period of three years following the date the Closing occurs, FSAM agreed to specified restrictions on its ability to invest in debt or debt-like preferred equity where the investment opportunity being offered to all offerees exceeds $5 million (subject to certain exceptions). Such restrictions apply for 10 years with respect to investments in Oaktree business development companies. FSAM also agreed to restrictions on its ability to solicit for employment any full-time employees of Oaktree or advisors or consultants, who are engaged for a substantial portion of their time by Oaktree, for a period of 3 months after the date the Closing occurs.

Mr. Tannenbaum has entered into a similar noncompetition and nonsolicitation agreement with Oaktree.

Tax Receivable Agreement

In connection with the transactions contemplated by the Asset Purchase Agreement, on July 13, 2017, FSAM, FSH, Mr. Tannenbaum, Bernard D. Berman, Ivelin M. Dmitrov, the Tannenbaum Trust, the Bernard D. Berman 2012 Trust and FSC CT II, Inc. (Mr. Tannenbaum, Mr. Berman and Mr. Dmitrov, the “Principals”) entered into a Waiver and Termination of Tax Receivable Agreement (“TRA Waiver”) pursuant to which the Principals agreed (i) to irrevocably waive any and all rights to receive tax benefit payments payable at any time under the Tax Receivable Agreement, dated as of October 29, 2014 (“TRA”), by and among FSAM, FSH and the Principals, including any tax benefit payments that would result from the consummation of the transactions contemplated by the Asset Purchase Agreement other than certain payments accrued for the fiscal year ended December 31, 2016 that have not been paid and (ii) to release FSAM and FSH from their respective obligations under the Asset Purchase Agreement. Pursuant to the TRA Waiver, the Principals, FSAM and FSH also agreed that, effective upon the Closing, the TRA will automatically terminate without any further action required by any party to the TRA Waiver, and all rights and obligations of the parties thereto shall be immediately extinguished.

The foregoing description of the TRA Waiver does not purport to be complete and is subject to and qualified in its entirety by reference to the TRA Waiver, a copy of which is filed as Exhibit 1.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

See the disclosure under the heading “Tax Receivable Agreement” above.

Item 5.02. Compensatory Arrangements of Certain Officers.

See the disclosure under the heading “Tax Receivable Agreement” above.

Item 8.01. Other Events

On July 14, 2017, FSAM issued a press release announcing the execution of the Asset Purchase Agreement. A copy of that press release is furnished as Exhibit 99.1.

On July 14, 2017, FSAM issued additional communications materials regarding the proposed transaction and made available a list of answers to anticipated “frequently asked questions” regarding this transaction. A copy of this communication is furnished as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

1.1	Asset Purchase Agreement, dated July 13, 2017, by and among Fifth Street Management LLC, Oaktree Capital Management, L.P., Fifth Street Asset Management Inc. (solely for the purposes set forth therein) and Fifth Street Holdings L.P. (solely for the purposes set forth therein)
1.2	Voting Agreement, dated as of July 13, 2017, by and among Oaktree Capital Management, L.P., Leonard M. Tannenbaum, Leonard M. Tannenbaum Foundation, Tannenbaum Family 2012 Trust, 777 West Putnam Avenue LLC and Fifth Street Holdings L.P. in respect of shares of common stock of Fifth Street Finance Corp.
1.3	Voting Agreement, dated as of July 13, 2017, by and among Oaktree Capital Management, L.P., Leonard M. Tannenbaum, Leonard M. Tannenbaum Foundation, Tannenbaum Family 2012 Trust and Fifth Street Holdings L.P. in respect of shares of common stock of Fifth Street Senior Floating Rate Corp.
1.4	Waiver and Termination of Tax Receivable Agreement, dated as of July 13, 2017, by and among Fifth Street Asset Management Inc., Fifth Street Holdings L.P., Leonard M. Tannenbaum, Bernard D. Berman, Ivelin M. Dimitrov, Tannenbaum Family 2012 Trust, Bernard D. Berman 2012 Trust and FSC CT II, Inc.
1.5	Noncompetition and Nonsolicitation Agreement, dated July 13, 2017, by and between Oaktree Capital Management, L.P. and Fifth Street Asset Management Inc.
99.1	Press Release Issued by FSAM, dated July 14, 2017
99.2	Questions and Answers, dated July 14, 2017

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this material may include forward-looking statements that reflect current views with respect to future events and financial performance, and FSAM may make related oral, forward-looking statements on or following the date hereof.  Statements that include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material or similar oral statements for purposes of the U.S. federal securities laws or otherwise.  Such statements are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995, including the date that the parties expect the proposed transaction to be completed. Because forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings with the SEC, and (i) the satisfaction or waiver of certain closing conditions specified in the definitive agreements relating to the proposed transaction, including the consents of certain third parties, (ii) the parties’ ability to successfully close the proposed transaction and the timing of such closing, (iii) that the proposed transaction may disrupt current plans and operations of the BDCs, and (iv) the possibility that competing offers or acquisition proposals related to the proposed transaction will be made and if made could be successful.  Additional risks and uncertainties specific to FSAM include (a) that FSAM will have limited or no revenue generating operations following the closing of the proposed transaction, (b) the amount and timing of any release of escrowed transaction proceeds to FSAM and its subsidiaries, which will depend on the outcome of contingencies set forth in the asset purchase agreement, (c) the costs and expenses that FSAM and its subsidiaries have, and may incur, in connection with the transaction, (d) the impact that any litigation relating to the transaction may have on FSAM and its subsidiaries, (e) that future dividends and distributions of proceeds of the proposed transaction to FSAM Class A stockholders must declared by FSAM’s Board of Directors subject to applicable law, and could be subject to FSAM’s Board of Directors determining to approve and seek stockholder approval of a plan of dissolution with the Secretary of State of Delaware, (f) that any amounts distributed to FSAM Class A stockholders may not be reflective of the price at which any investor has purchased, or may purchase, shares of FSAM Class A common stock, (g) ongoing operational costs at FSAM and its subsidiaries and, if applicable, potential wind-down costs, and their impact on amounts that may be available for distribution by FSAM to its Class A stockholders and (h) negative effects of the entering into the asset purchase agreement and consummation of the transactions contemplated thereby on the trading volume and market price of FSAM’s Class A common stock.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in FSAM’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of FSAM on file with the SEC. The forward-looking statements in this material represent FSAM’s views as of the date of this material. FSAM anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing FSAM’s views as of any date subsequent to the date of this material.

Additional Information about the Proposed Transaction and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction.  In connection with the proposed acquisition, each of FSAM, FSC and FSFR intend to file relevant materials with the SEC, including a proxy statement on Schedule 14A by each of FSAM, FSC and FSFR.

INVESTORS OF FSAM, FSC AND FSFR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT THAT HAS BEEN OR WILL BE FILED BY EACH OF THEM IN CONNECTION WITH THE PROPOSED TRANSACTION, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain all such documents free of charge through the website maintained by the SEC at www.sec.gov, and FSAM, FSC and FSFR stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from FSAM, FSC and FSFR, as applicable.

Participants in the Solicitation

Each of FSAM, FSC and FSFR and certain of their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the holders of FSAM, FSC and FSFR common stock in respect of the proposed transaction. Information regarding FSAM’s directors and executive officers is available in its Annual Report for the year ended December 31, 2016. Information regarding FSC’s directors and executive officers is available in its Annual Report for the year ended September 30, 2016. Information regarding FSFR’s directors and executive officers is available in its Annual Report for the year ended September 30, 2016. Information about the directors and executive officers of each of FSAM, FSC and FSFR and their respective interests therein by security holdings or otherwise is set forth in their respective proxy statements relating to their 2017 annual meetings of shareholders filed with the SEC. FSAM’s proxy statement was filed on April 11, 2017, FSC’s proxy statement was filed on February 21, 2017 and FSFR’s proxy statement was filed on March 15, 2017. Investors may obtain additional information regarding the interest of the participants by reading the FSAM, FSC and FSFR proxy statements regarding the proposed transaction when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

By:	/s/ Kerry S. Acocella
	Name:	Kerry S. Acocella
	Title:	Secretary

Date: July 14, 2017

EXHIBIT INDEX

Exhibit No.	Description
1.1	Asset Purchase Agreement, dated July 13, 2017, by and among Fifth Street Management LLC, Oaktree Capital Management, L.P., Fifth Street Asset Management Inc. (solely for the purposes set forth therein) and Fifth Street Holdings L.P. (solely for the purposes set forth therein)
1.2	Voting Agreement, dated as of July 13, 2017, by and among Oaktree Capital Management, L.P., Leonard M. Tannenbaum, Leonard M. Tannenbaum Foundation, Tannenbaum Family 2012 Trust, 777 West Putnam Avenue LLC and Fifth Street Holdings L.P.
1.3	Voting Agreement, dated as of July 13, 2017, by and among Oaktree Capital Management, L.P., Leonard M. Tannenbaum, Leonard M. Tannenbaum Foundation, Tannenbaum Family 2012 Trust and Fifth Street Holdings L.P.
1.4	Waiver and Termination of Tax Receivable Agreement, dated as of July 13, 2017, by and among Fifth Street Asset Management Inc., Fifth Street Holdings L.P., Leonard M. Tannenbaum, Bernard D. Berman, Ivelin M. Dimitrov, Tannenbaum Family 2012 Trust, Bernard D. Berman 2012 Trust and FSC CT II, Inc.
1.5	Noncompetition and Nonsolicitation Agreement, dated July 13, 2017, by and between Oaktree Capital Management, L.P. and Fifth Street Asset Management Inc.
99.1	Press Release Issued by FSAM, dated July 14, 2017
99.2	Questions and Answers, dated July 14, 2017